GAM FUNDS, INC.

GAM International Management Limited
12 St. James's Place
London SWIA 1NX
ENGLAND

     AMENDMENT NUMBER 4 TO AMENDED AND RESTATED INVESTMENT ADVISORY CONTRACT

Dear Sirs:

     The undersigned, GAM Funds, Inc., a Maryland corporation (the "Fund"), is an open-end diversified series investment company, registered under the Investment Company Act of 1940, as amended (the "1940 Act"). We refer to the Amended and Restated Investment Advisory Contract dated December 17, 1999 now in effect between you and the Fund. This letter confirms our agreement that you shall cease to serve as co-investment adviser with respect to the GAM American Focus Fund (formerly known as GAM North American Fund) series of the Fund's shares effective on the date of approval by the shareholders of GAM American Focus Fund of the appointment of Global Asset Management (USA) Inc. as its investment adviser.

     Except as set forth in this Amendment, the Amended and Restated Investment Advisory Contract shall remain in full force and effect in accordance with its terms.

     If the above terms and conditions are acceptable to you, please indicate by signing and returning to us the enclosed copy of this letter, whereupon this letter shall constitute a binding contract between us.

                                         Very truly yours,

Dated:                                   GAM FUNDS, INC.

                                         By: /s/ KEVIN J. BLANCHFIELD
                                         ----------------------------
                                         Name:  Kevin J. Blanchfield
                                         Title: Vice President



Accepted and Agreed:

GAM INTERNATIONAL MANAGEMENT LIMITED

By: /s/ ANDREW WILLS
    ----------------
Name:  Andrew Wills
Title: Director